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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                        HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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                                                                     EXHIBIT 50


                                                   HEALTHDYNE TECHNOLOGIES, INC.
                                                     CONTACT: M. WAYNE BOYLSTON
                                                                 (770) 499-1212

                       HEALTHDYNE TECHNOLOGIES REJECTS
                           INVACARE'S LATEST OFFER

                            FOR IMMEDIATE RELEASE

         Marietta, Georgia, June 11, 1997 -- Healthdyne Technologies, Inc. (Nasdaq: HDTC) announced today that its Board of Directors has unanimously rejected the latest unsolicited offer by Invacare Corporation (Nasdaq: IVCR) to purchase Healthdyne Technologies.

         In rejecting Invacare's latest offer, the Board considered a variety of factors, including the opinion of Cowen & Company that the $15.00 per share price offered by Invacare is grossly inadequate. "After reviewing the progress we are making on our strategic plan and receiving input from our financial advisors, the Board feels that Invacare's increased offer has failed to keep up with our exceptional performance and does not reflect an acquisition premium," commented Parker H. Petit, Healthdyne Technologies' Chairman of the Board. "Our stock has traded within this range in the last year even prior to the announcement of our new strategic plan. We believe that $15 is still too low and does not represent the fair value of our Company, as evidenced by recent reports from analysts who follow the Company."

         Healthdyne Technologies' Board also reaffirmed its decision not to sell or merge the Company, maintaining that the Company offers greater growth potential for shareholders on a stand-alone basis.

         Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.


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         This press release contains forward-looking statements that involve risks and uncertainties, including developments in the healthcare industry, development and introduction of new products on a timely basis, favorable resolution of intellectual property matters, third-party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 10-K, 8-K and 10-Q.

                           PARTICIPANT INFORMATION

         In addition to Healthdyne Technologies, other participants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne
Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President-Business Development; John L. Miclot, Senior Vice President-Sales and Marketing; Robert E. Tucker, Senior Vice President-Operations; M. Wayne Boylston, Vice President-Finance, Chief Financial Officer and Treasurer; Leslie
R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,593,092 shares of Healthdyne Technologies' common stock (including shares underlying vested options). Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in
Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Robert D. Valdez (Managing Director) and Ned Brown (Managing Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis).

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